Exhibit 99.1

ARMADA HOFFLER PROPERTIES REPORTS FOURTH QUARTER 2013 RESULTS

Core FFO of $7.1 Million, $0.22 Per Diluted Share

Operating Property Portfolio at 94.4% Average Occupancy

VIRGINIA BEACH, VA, February 20, 2014 — Armada Hoffler Properties, Inc. (NYSE: AHH), a full service real estate company, which develops and owns high-quality office, retail and multifamily properties in key Mid-Atlantic markets, today announced its results for the quarter ended December 31, 2013.

Highlights include:

•	Core Funds From Operations (“Core FFO”) of $7.1 million, or $0.22 per diluted share.

•	New and renewal leases executed during the quarter totaling approximately 105,000 square feet in the office and retail property portfolios.

•	Average occupancy increased to 94.4%, compared to 93.3% in the third quarter of 2013, across the operating property portfolio.

•	Seven properties under development including 513,000 square feet of office and retail space and 489 multifamily units. The 4525 Main Street development project in the Town Center of Virginia Beach is 46% pre-leased.

•	The Company was selected to develop Oceaneering International’s new 155,000 square foot build-to-suit development project in Chesapeake, Virginia. Construction began in the fourth quarter of 2013 with expected completion in the first quarter of 2015. This build-to-suit project is 100% pre-leased. The Company facilitated this public / private project among the City of Chesapeake, the Commonwealth of Virginia and Oceaneering International.

•	On January 17, 2014, the Company closed on the previously announced acquisition of Liberty Apartments in Newport News, Virginia, for $30.7 million. Liberty Apartments is part of a $70 million public / private, mixed-use development project with the Newport News Shipbuilding division of Huntington Ingalls Industries, the Commonwealth of Virginia and the Industrial Development Authority of the City of Newport News, Virginia.

February 20, 2014

•	$28.5 million of new construction loans, since September 30, 2013, to fund the development pipeline.

•	$6.8 million of new construction contract work executed during the quarter; approximately $46.4 million of total backlog at the end of the quarter.

•	The Board of Directors declared a cash dividend of $0.16 per share on the Company’s shares of common stock for the first quarter of 2014. The dividend will be payable in cash on April 10, 2014 to stockholders of record on April 1, 2014.

“We are pleased with our strong finish to the year. The fourth quarter is traditionally our strongest quarter and this year is no exception,” commented Louis Haddad, Chief Executive Officer. “We view 2013 as a year in which we laid the foundation, through our development pipeline, for sustained future net operating income and asset value growth. We accomplished what we set out to do this year, including executing on development opportunities, identifying attractive opportunities for the next generation pipeline, and positioning our income portfolio for further growth. Execution will remain our focus in 2014 and 2015.”

Financial Results

Net income was $2.9 million, or $0.09 per diluted share, for the three months ended December 31, 2013. Core FFO was $7.1 million, or $0.22 per diluted share, for the three months ended December 31, 2013. A reconciliation of GAAP net income to Core FFO is presented on page eight of this release.

Operating Performance

The Company executed four new office leases and five office lease renewals totaling 64,000 square feet, and two new retail leases and seven retail lease renewals totaling 41,000 square feet. At the end of the fourth quarter, the Company’s office, retail and multifamily operating property portfolios were 95.2%, 93.4% and 94.2% occupied, respectively.

General Contracting Activity

During the quarter, the Company executed $6.8 million of new construction contracts and generated $1.4 million of gross profit from its third party construction contracts. The Company had total backlog of approximately $46.4 million at December 31, 2013.

Balance Sheet and Financing Activity

At the end of the fourth quarter, the Company had total outstanding debt of approximately $277.7 million, including $70.0 million outstanding on its revolving credit facility.

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February 20, 2014

In October, the Company closed on an $18.5 million loan to fund construction of the Whetstone Apartments in Durham, North Carolina, increased the aggregate capacity under the revolving credit facility to $155.0 million, and repaid the $10.8 million loan secured by Bermuda Crossroads. In October, the Company also refinanced the six loans secured by Broad Creek Shopping Center, Commerce Street Retail, Hanbury Village, and Tyre Neck Harris Teeter to reduce the interest rates, make the loans nonrecourse, and extend the maturity dates to 2018.

In December, the Company refinanced the loan secured by Smith’s Landing to extend the maturity date to 2017 and closed on a $10.0 million loan to fund construction of Sandbridge Commons in Virginia Beach, Virginia.

Supplemental Financial Information

Further details regarding operating results, properties and leasing statistics can be found in the Company’s supplemental financial package available at www.ArmadaHoffler.com under the Investor Relations section.

Webcast and Conference Call

The Company will host a webcast and conference call on Thursday, February 20, 2014 at 8:30 a.m. Eastern Time to review fourth quarter ended December 31, 2013 results and discuss recent events. The live webcast will be available through the Investor Relations page of the Company’s website, www.ArmadaHoffler.com, or through www.viavid.com. To participate in the call, please dial 877-407-3982 (domestic) or 201-493-6780 (international). A replay of the conference call will be available through Thursday, March 20, 2014, by dialing 877-870-5176 (domestic) or 858-384-5517 (international) and entering the pass code 13574420.

About Armada Hoffler Properties, Inc.

Armada Hoffler Properties, Inc. is a full service real estate company with extensive experience developing, building, owning and managing high-quality, institutional-grade office, retail and multifamily properties in attractive markets throughout the Mid-Atlantic United States. The Company has elected to be taxed as a real estate investment trust (REIT) for U.S. federal income tax purposes.

Forward-Looking Statements

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve

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February 20, 2014

known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These forward-looking statements may include comments relating to the current and future performance of the Company’s operating property portfolio, the Company’s identified and next generation development pipelines, the Company’s construction and development business including backlog, and financing activities as well as comments on the Company’s outlook. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s final prospectus related to its IPO, which was filed with the Securities and Exchange Commission on May 9, 2013, and other documents filed by the Company with the Securities and Exchange Commission.

Non-GAAP Financial Measures

The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). NAREIT defines FFO as net income (loss) (calculated in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures.

FFO is a supplemental non-GAAP financial measure. The Company uses FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the Company’s operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the Company’s operating performance with that of other REITs.

However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the Company’s properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the Company’s properties, all of which have real economic effects and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited. In addition, other equity REITs may not calculate FFO in

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February 20, 2014

accordance with the NAREIT definition as the Company does, and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company’s performance.

Management also believes that the computation of FFO in accordance with NAREIT’s definition includes certain items that are not indicative of the results provided by the Company’s operating property portfolio and affect the comparability of the Company’s period-over-period performance. Accordingly, the Company further adjusts FFO to arrive at Core FFO, which eliminates certain of these items, including, but not limited to, gains and losses on the extinguishment of debt and non-cash stock compensation expense.

For reference, as an aid in understanding the Company’s computation of FFO and Core FFO, a reconciliation of net income calculated in accordance with GAAP to FFO and Core FFO has been included on page eight of this release.

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February 20, 2014

ARMADA HOFFLER PROPERTIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(dollars in thousands)

	December 31,
	2013	2012
	(Unaudited)
Assets
Real estate investments:
Income producing property	$406,239	$350,814
Held for development	—	3,926
Construction in progress	56,737	—
Accumulated depreciation	(105,228)	(92,454)

Net real estate investments	357,748	262,286

Cash and cash equivalents	18,882	9,400
Restricted cash	2,160	3,725
Accounts receivable, net	18,272	17,423
Construction receivables, including retentions	12,633	10,490
Construction costs and estimated earnings in excess of billings	1,178	1,206
Other assets	24,409	27,283

Total Assets	$435,282	$331,813

Liabilities and Equity
Indebtedness:
Secured debt	277,745	334,438
Participating note	—	643

Accounts payable and accrued liabilities	6,463	2,478
Construction payables, including retentions	28,139	17,369
Billings in excess of construction costs and estimated earnings	1,541	4,236
Other liabilities	15,873	13,990

Total Liabilities	$329,761	$373,154

Total Equity	105,521	(41,341)

Total Liabilities and Equity	$435,282	$331,813

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February 20, 2014

ARMADA HOFFLER PROPERTIES, INC.

CONDENSED CONSOLIDATED INCOME STATEMENT

(dollars in thousands, except per share)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
Revenues
Rental revenues	$14,992	$14,122	$57,520	$54,436
General contracting and real estate services	19,373	13,391	82,516	54,046

Total revenues	34,365	27,513	140,036	108,482

Expenses
Rental expenses	3,557	3,237	14,025	12,682
Real estate taxes	1,347	1,273	5,124	4,865
General contracting and real estate services	17,945	11,903	78,813	50,103
Depreciation and amortization	3,786	3,612	14,898	12,909
General and administrative	1,725	540	6,937	3,232
Impairment charges	47	—	580	—

Total expenses	28,407	20,565	120,377	83,791

Operating income	5,958	6,948	19,659	24,691

Interest expense	(2,501)	(4,043)	(12,303)	(16,561)
Loss on extinguishment of debt	(135)	—	(2,387)	—
Gain on acquisitions	—	—	9,460	—
Other income (expense)	(46)	244	297	777

Income before taxes	3,276	3,149	14,726	8,907
Income tax provision	(410)	—	(273)	—

Continuing operations	2,866	3,149	14,453	8,907

Discontinued operations	—	—	—	(10)

Net income	$2,866	$3,149	$14,453	$8,897

Per Share:
Basic and Diluted	$0.09		$0.39
Weighted Average Common Shares and Units:
Basic and Diluted	32,223		32,105

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February 20, 2014

ARMADA HOFFLER PROPERTIES, INC.

RECONCILIATION OF NET INCOME TO CORE FUNDS FROM OPERATIONS

(dollars in thousands, except per share)

Three Months Ended December 31, 2013
(Unaudited)
Net income	$2,866

Depreciation and amortization	3,786

Funds From Operations	$6,652

Loss on extinguishment of debt	135
Non-cash stock compensation	237
Impairment charges	47
Loan modification costs	27

Core Funds From Operations	$7,098

Core Funds From Operations per diluted share	$0.22

Common Shares and Units Outstanding	32,223

Contact:

Julie Loftus Trudell

Armada Hoffler Properties, Inc.

Vice President of Investor Relations

Email: JTrudell@ArmadaHoffler.com

Phone: (757) 366-6692

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